UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2017
____________________
SPIRIT AIRLINES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35186 (Commission File Number)	38-1747023 (IRS Employer Identification Number)

2800 Executive Way
Miramar, Florida 33025
(Address of principal executive offices, including Zip Code)

(954) 447-7920
(Registrant's telephone number, including area code)
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Spirit Airlines, Inc. (the “Company”) has entered into a Framework Agreement, dated as of March 29, 2017 (“Framework Agreement”), with certain financial institutions named therein, as initial lenders, BNP Paribas, as facility agent, and Wilmington Trust Company, as security trustee, pursuant to which $228 million of debt financing shall be provided for one Airbus A320-200 aircraft and five Airbus A321-200 aircraft scheduled for delivery under the Company’s existing purchase agreement with Airbus S.A.S. between June 2017 and November 2017.  Each loan to be extended under the Framework Agreement will be funded on or about the delivery date of each aircraft and will be secured by a first-priority security interest in the individual aircraft.  Each loan will have a 12-year term and will amortize quarterly on a mortgage-style basis.  Loans will bear interest payable quarterly on a floating rate basis; provided that the Company may elect in advance a fixed rate basis.  Floating rate loans will bear interest at a rate of 3-month LIBOR plus a margin of 1.55% to 1.60% depending on the aircraft.  Fixed rate loans, if elected by the Company, will bear interest based, in part, on the applicable LIBOR swap rate plus the applicable floating rate margin.  Each loan is prepayable with a premium prior to the second anniversary of such loan and at par thereafter. The closing of each loan will be subject to delivery and possession of the aircraft, execution and delivery of related loan and aircraft delivery documents and other customary conditions for transactions of this type. In addition, the loan for each aircraft will be, under certain circumstances, cross-defaulted and cross-collateralized to the loans for the other aircraft that are subject to this transaction, and each loan will include customary terms and provisions for transactions of this type, including covenants regarding maintenance, operation, registration, liens and insurance with respect to the aircraft, as well as defaults relating to payment and performance of loan obligations.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement by the Registrant
The description set forth under Item 1.01 of this Form 8-K is incorporated by reference herein in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2017
SPIRIT AIRLINES, INC.
By: /s/ Thomas Canfield
Name: Thomas Canfield
Title: Senior Vice President and General Counsel